UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Sun-Times Media Group Inc.

(Name of Issuer)

Class A Common Stock, $0.01 par value per share

(Title of Class of Securities)

86688Q100

(CUSIP Number)

Shulamit Leviant, Esq.

c/o Davidson Kempner Partners

65 East 55th Street, 19th Floor

New York, NY 10022

(212) 446-4053

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

David K. Boston, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

November 20, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 86688Q100	Page 2 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER PARTNERS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 581,752
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 581,752

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 581,752
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 3 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,259,909
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,259,909

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,259,909
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 4 of 34 Pages

1	NAME OF REPORTING PERSON M.H. DAVIDSON & CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 104,012
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 104,012

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,012
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 5 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,240,925
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,240,925

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,240,925
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 6 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 94,990
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 94,990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 94,990
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 7 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 250,738
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 250,738

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 8 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 230,629
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 230,629

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 230,629
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 9 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 95,118
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 95,118

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 95,118
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 86688Q100	Page 10 of 34 Pages

1	NAME OF REPORTING PERSON MHD MANAGEMENT CO.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 581,752
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 581,752

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 581,752
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 11 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER ADVISERS INC.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 1,259,909
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 1,259,909

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,259,909
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 86688Q100	Page 12 of 34 Pages

1	NAME OF REPORTING PERSON DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 2,240,925
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 2,240,925

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,240,925
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 13 of 34 Pages

1	NAME OF REPORTING PERSON DK GROUP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 325,619
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 325,619

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 325,619
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 14 of 34 Pages

1	NAME OF REPORTING PERSON DK MANAGEMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 345,856
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 345,856

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 345,856
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 86688Q100	Page 15 of 34 Pages

1	NAME OF REPORTING PERSON DK STILLWATER GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 345,856
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 345,856

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 345,856
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 86688Q100	Page 16 of 34 Pages

1	NAME OF REPORTING PERSON THOMAS L. KEMPNER, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 17 of 34 Pages

1	NAME OF REPORTING PERSON MARVIN H. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 18 of 34 Pages

1	NAME OF REPORTING PERSON STEPHEN M. DOWICZ
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 19 of 34 Pages

1	NAME OF REPORTING PERSON SCOTT E. DAVIDSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 20 of 34 Pages

1	NAME OF REPORTING PERSON MICHAEL J. LEFFELL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 21 of 34 Pages

1	NAME OF REPORTING PERSON TIMOTHY I. LEVART
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States and the United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 22 of 34 Pages

1	NAME OF REPORTING PERSON ROBERT J. BRIVIO, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 23 of 34 Pages

1	NAME OF REPORTING PERSON ERIC P. EPSTEIN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 24 of 34 Pages

1	NAME OF REPORTING PERSON ANTHONY A. YOSELOFF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 25 of 34 Pages

1	NAME OF REPORTING PERSON AVRAM Z. FRIEDMAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 86688Q100	Page 26 of 34 Pages

1	NAME OF REPORTING PERSON CONOR BASTABLE
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER -0-
8 SHARED VOTING POWER 4,858,073
9 SOLE DISPOSITIVE POWER -0-
10 SHARED DISPOSITIVE POWER 4,858,073

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,858,073
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

Page 27 of 34 Pages

This statement amends and supplements the information set forth in the Schedule 13D filed by the Reporting Persons (as defined therein) with the U.S. Securities and Exchange Commission (the “SEC”) on September 10, 2008 (together with Amendment No. 1 thereto previously filed on October 31, 2008, the “Schedule 13D”), relating to the shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of Sun-Times Media Group, Inc., a Delaware corporation (the “Issuer”), and constitutes Amendment No. 2 to the Schedule 13D. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby supplemented by adding thereto the following:

On November 20, 2008, Davidson Kempner Capital Management LLC (“DKCM”) issued a press release announcing that it filed a Preliminary Consent Statement on Schedule 14A (the “Preliminary Consent Statement”) with the SEC, in connection the solicitation of consents by DKCM and the Reporting Persons from holders of the Issuer’s Shares to, among other things, remove each member of the Board of Directors of the Issuer (the “Board”) other than Robert B. Poile and fill each of the four newly created vacancies in the Board with persons nominated by the Reporting Persons. The Preliminary Consent Statement may be amended prior to its use and is not yet in definitive form. A copy of the press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference in its entirety.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented by adding thereto the following:

On November 12, 2008, each of Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (each, a “Principal”) executed a power of attorney that appoints each of Thomas L. Kempner, Jr., Michael J. Leffell, Timothy I. Levart and Anthony A. Yoseloff as the lawful attorneys-in-fact for such Principal for purposes of executing and filing with the SEC any and all amendments to the Schedule 13D. A copy of the power of attorney is attached hereto as Exhibit 99.4 and is incorporated herein by reference in its entirety.

Page 28 of 34 Pages

Item 7.	Material to be filed as Exhibits.

Item 7 of the Schedule 13D is hereby supplemented by adding the following at the end thereof:

Exhibit	Description
99.3	Press Release, dated November 20, 2008

99.4	Power of Attorney granted by each of Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable in favor of each of Thomas L. Kempner, Jr., Michael J. Leffell, Timothy I. Levart and Anthony A. Yoseloff, dated November 12, 2008

Page 29 of 34 Pages

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: November 20, 2008

DAVIDSON KEMPNER PARTNERS

By: MHD Management Co., its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	General Partner & Chief Operating Officer

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.

By: Davidson Kempner Advisers Inc., its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Corporate Secretary

M.H. DAVIDSON & CO.

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	General Partner & Chief Operating Officer

Page 30 of 34 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.

By: Davidson Kempner International Advisors, L.L.C., its Investment Manager

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member & Chief Operating Officer

MHD MANAGEMENT CO.

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	General Partner & Chief Operating Officer

DAVIDSON KEMPNER ADVISERS INC.

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Corporate Secretary

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member & Chief Operating Officer

Page 31 of 34 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP

By: DK Group LLC, its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member & Chief Operating Officer

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.

By: DK Management Partners LP, its Investment Manager

By: DK Stillwater GP LLC, its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES FUND LP

By: DK Group LLC, its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member & Chief Operating Officer

Page 32 of 34 Pages

DAVIDSON KEMPNER EVENT DRIVEN EQUITIES INTERNATIONAL LTD.

By: DK Management Partners LP, its Investment Manager

By: DK Stillwater GP LLC, its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member

DK GROUP LLC

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member & Chief Operating Officer

DK MANAGEMENT PARTNERS LP

By: DK Stillwater GP LLC, its General Partner

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member

DK STILLWATER GP LLC

By:	/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Managing Member

THOMAS L. KEMPNER, JR.

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

Page 33 of 34 Pages

MARVIN H. DAVIDSON

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

STEPHEN M. DOWICZ

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

SCOTT E. DAVIDSON

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

MICHAEL J. LEFELL

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

ANTHONY A. YOSELOFF

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

TIMOTHY I. LEVART

/s/ Timothy I. Levart
Timothy I. Levart

ERIC P. EPSTEIN

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

Page 34 of 34 Pages

ROBERT J. BRIVIO, JR.

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

AVRAM Z. FRIEDMAN

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact

CONOR BASTABLE

/s/ Timothy I. Levart
Name:	Timothy I. Levart
Title:	Attorney-in-Fact